Exhibit 10.4

RPT REALTY

Restricted Share Unit Award Notice
Under the 2012 Omnibus Long-Term Incentive Plan

Participant Name:	_____________
Grant Date:	[DATE]
Restricted Share Units Granted:	_____________

This Restricted Share Unit Award Notice (this “Award Notice”) sets forth the terms upon which RPT Realty, a Maryland real estate investment trust (the “Trust”), issues restricted share units to ___________ (the “Participant”). Capitalized terms not defined herein have the meanings ascribed to such terms in the 2012 Omnibus Long-Term Incentive Plan of the Trust, as amended from time to time (the “Plan”).
1.    The Award. The Trust hereby grants the restricted share units set forth above (the “Award”) to the Participant, as of the Grant Date, pursuant to and subject to all of the terms and conditions of this Award Notice and the Plan, the provisions of which are incorporated herein. A copy of the Plan is on file in the office of the Trust. If there is any conflict between the provisions of this Award Notice and the Plan, the Plan will control.

2.    Restricted Share Units and Vesting. Each restricted share unit granted hereunder represents the right of the Participant to receive, upon vesting and the satisfaction of any required tax withholding obligation, one common share of beneficial interest, par value $0.01, of the Trust (“Common Stock”). As of the date hereof and until the date such restricted share units are vested, or are terminated or forfeited in accordance with this Award Notice, the Participant shall be entitled to the right to be paid an amount equal to the dividends paid on outstanding common shares of beneficial interest of the Trust. The Participant may not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in any way encumber any of the restricted share units prior to vesting, except as otherwise permitted by the Plan.

Subject to the terms and conditions set forth herein, the restricted share units shall vest in three equal installments on each of the first, second and third anniversaries of the Grant Date (“Vesting Date”). As soon as practicable after vesting, but no later than the date that is 2 ½ months after the end of the Participant’s tax year in which the Vesting Date occurs, the Trust shall deliver certificate(s) representing the shares of Common Stock vested as of such period to the Participant or its designee. Such certificate(s) shall be registered in the name of the Participant.
3.    Forfeitures. Except as determined by the Compensation Committee of the Trust’s Board of Trustees (the “Committee”) at any time, upon the failure of the Participant to be employed by the Trust or any of its affiliates for any reason, all unvested restricted share units shall be forfeited by the Participant to the Trust without the payment of any consideration by the Trust; provided, that except as specified in the Plan, in the event of a Participant’s retirement, permanent disability, other termination of employment or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Trust, waive in whole or in part any or all remaining restrictions with respect to such Participant’s restricted share units. [Notwithstanding the foregoing or anything to the contrary herein, the terms of that certain Employment Agreement, dated as of [DATE], by and between the Trust and Participant (as it may be amended and/or restated from time to time, the “Employment Agreement”) shall govern the Award in the event Participant’s employment by the Trust is terminated (i) involuntarily, either by the Trust without “Cause” or by the Participant for “Good Reason,” or (ii) because of the Participant’s death or “disability,” or (iii) within 24 months after a “Change in Control” either by the Trust without “Cause” or by the Participant for “Good Reason” (as all such terms are defined in the Employment Agreement).]

4.Tax Withholding Obligation. If upon the Grant Date, Vesting Date or other applicable date there shall be payable by the Trust or an Affiliate of the Trust any statutory income and/or employment tax withholding, in the Trust's discretion, then unless provided otherwise by the Trust, such tax withholding obligations, if any, will be satisfied by the Trust withholding a number of shares of Common Stock that would otherwise be vested under the Award in an amount that the Trust determines has a Fair Market Value sufficient to meet such tax withholding obligations, up to the maximum statutory withholding requirement. In the Trust's discretion, it may require or permit reimbursement or payment of such tax withholding obligations by wire transfer, certified check, additional payroll withholding or other means acceptable to the Trust and upon such terms and conditions as the Trust may prescribe. The Trust may also permit the Participant to tender shares of Common Stock to the Trust subsequent to receipt of such shares in respect of an Award. The Trust is permitted to defer issuance of shares under the Plan until reimbursement or payment by the Participant to the Trust or an Affiliate of the Trust of the amount of any such tax.

The Participant is ultimately liable and responsible for all taxes owed by such Participant in connection with the Award, regardless of any action the Trust takes with respect to any tax withholding obligations that arise in connection with the Award. The Trust makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the restricted share units or the subsequent sale of any of the shares of Common Stock underlying the restricted share units that vest. The Trust does not commit and is under no obligation to structure the Award program to reduce or eliminate the Participant's tax liability.
5.    Rights of Participant. The Award does not confer on the Participant any right to continue in the employ of the Trust or any of its affiliates or interfere in any way with the right of the Trust or any of its affiliates to determine the terms of the Participant’s employment.

6.Registration. The Trust currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to this Award. The Trust intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Stock issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Trust will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.

IN WITNESS WHEREOF, this Award Notice is duly authorized as of the date first above written.

RPT REALTY, a Maryland real estate investment trust

__________________________________________
By:
Title:

Accepted:

______________________
[NAME]